Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-200320, 333-185004, 333-107489, 333-113943 and 333-148096) and Form S-3 (File Nos. 333-200314, 333-200314-01 and 333-200314-02) of our report dated November 13, 2015 (March 11, 2016 as to the effect of the change in presentation of segment operating income described in Note 16 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of Tyco International plc and subsidiaries (the “Company”), formerly known as Tyco International Ltd. and subsidiaries, and our report dated November 13, 2015, relating to the effectiveness of the Company’s internal control over financial reporting as of September 25, 2015, appearing in Tyco International plc’s Current Report on Form 8-K dated March 11, 2016.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 11, 2016